Exhibit 99.906CERT

SECTION 906 CERTIFICATIONS

Kevin S. McCarthy, Principal Executive Officer, and Terry A. Hart, Principal Financial Officer, of Kayne Anderson MLP/Midstream Investment Company (the “Company”), each certify to his knowledge that:

1.

The Company’s periodic report on Form N-CSR for the annual period ended November 30, 2018 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

January 25, 2019

/s/ KEVIN S. MCCARTHY	/s/ TERRY A. HART
Kevin S. McCarthy	Terry A. Hart
Chairman of the Board of Directors	Chief Financial Officer, Treasurer and Assistant Secretary
and Chief Executive Officer